EXHIBIT 23



                     CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus to be dated on or about February 24, 1994, pertaining to the Lomas Financial Corporation 1993 Intermediate Long Term Incentive Plan and to the incorporation by reference therein of our report dated August 27, 1993, with respect to the consolidated financial statements and financial statement schedules of Lomas Financial Corporation included in its Form 10-K for the year ended June 30, 1993, filed with the Securities and Exchange Commission.

                                  ERNST & YOUNG






Dallas, Texas
February 23, 1994